EXECUTION COPY

STOCK SALE AGREEMENT

by and among

NDC HOLDINGS II, INC.,

THE STOCKHOLDERS OF

NDC HOLDINGS II, INC.,

THREE CITIES RESEARCH, INC.,

as Sellers’ Representative

and

YELLOW BOOK USA, INC.

Dated as of December 10, 2002

EXECUTION COPY

STOCK SALE AGREEMENT

THIS STOCK SALE AGREEMENT (this “Agreement”), dated as of December 10, 2002, by and among NDC Holdings II, Inc., a Delaware corporation (the “Company”), the stockholders of the Company identified on the signature pages to this Agreement (the “Sellers”), Three Cities Research, Inc., a Delaware corporation, as Sellers’ Representative, (as hereinafter defined) and Yellow Book USA, Inc., a Delaware corporation (the “Buyer”). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 9.11.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”) in the respective amounts set forth opposite their respective names on Schedule A hereto;

WHEREAS, Sellers hereby wish to sell the Shares, and Buyer wishes to purchase the Shares, upon the terms and conditions of this Agreement;

WHEREAS, National Directory Company, a Delaware corporation (the “Operating Company”), is a wholly-owned Subsidiary of the Company;

WHEREAS, it is a condition to the purchase of the Shares under this Agreement that all Options and Warrants outstanding at the Closing shall be cancelled or repurchased prior to or simultaneously with the sale of the Shares hereunder;

WHEREAS, it is a condition to the sale of the Shares under this Agreement that, simultaneously with the purchase of the Shares hereunder, all Senior Indebtedness and Subordinated Indebtedness of the Company and its Subsidiaries, as described in Schedule B hereto, shall be repaid by Buyer on behalf of Company in full with all accrued interest, penalties and fees thereon; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF SHARES

Section 1.1    Sale and Transfer of Shares.    Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer the Shares, free and clear of all Liens except for customary restrictions on the transfer of such Shares imposed by the Securities Act and any applicable state securities laws.

Section 1.2    Consideration.    Subject to the terms and conditions of this Agreement, in consideration for the aforesaid sale, conveyance, assignment, transfer and delivery to Buyer of the Shares, Buyer shall pay Sellers, representing payment in full for the Shares, an amount of cash equal to sixty-nine million dollars ($69,000,000) (the “Aggregate Consideration”), minus the aggregate amount of repayment of all outstanding principal of, and accrued interest, fees and penalties on, the Senior Indebtedness and Subordinated Indebtedness of the Company and its Subsidiaries, minus professional fees and expenses, brokerage fees, and that certain special bonus payments each as described in Schedule B hereto, as of Closing Date related to the Transactions (which repayment will be recorded to the benefit of the Company on its books and records by Buyer), and minus the aggregate amount of cash which will be paid or delivered by the Company to holders of Options or Warrants in connection with the cancellation or repurchase of such securities (which, to the extent such Option or Warrant payments have been included as part of the Senior Indebtedness, will not be subtracted again under this clause) (the remainder being referred to herein as the “Equity Consideration”).

Section 1.3    Options; Warrants.    At the Closing, all Options and Warrants shall have been cancelled or repurchased.

Section 1.4    Sellers’ Representative.

(a)    In order to efficiently administer the Transactions, including (i) the ability to take all action necessary against Buyer in connection with breaches of obligations by Buyer under this Agreement, (ii) the ability to give and receive all notices required to be given under this Agreement, (iii) the ability to act and to give and receive all notices required with respect to the Escrow Agreement by and among the Sellers, the Escrow Agent, the Sellers’ Representative and the Buyer, as set forth as Exhibit A hereto (the “Escrow Agreement”), (iv) the ability to take any and all additional action as is contemplated to be taken by or on behalf of Sellers by the terms of this Agreement or the Escrow Agreement and in connection with the Transactions, (v) the ability to amend, modify, restate and otherwise alter or reconstitute this Agreement, the Escrow Agreement or any other document or agreement to which Sellers are a party or by which they are bound and (vi) all matters relating to any and all Claims for indemnification made by any Buyer Indemnified Party pursuant to Article VIII hereof, Sellers hereby desire to designate Three Cities Research, Inc., as their representative (in such capacity, the “Sellers’ Representative”) and Three Cities Research, Inc. hereby agrees to serve in such capacity solely as agent of the Sellers and not as a principal or fiduciary or in any individual capacity.

(b)    In the event that Three Cities Research, Inc., or its substitute as Sellers’ Representative, becomes unable to perform its responsibilities hereunder or resigns from such position, Sellers holding, immediately prior to the Closing, a majority of the outstanding Shares shall select another representative to fill such vacancy and, upon written notice to Buyer, such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement, the Escrow Agreement and the documents delivered pursuant hereto and thereto; provided, however, that the Sellers’ Representative may not resign until such time as a substitute Sellers’ Representative shall have been selected by Sellers.

(c)    By virtue of the execution of this Agreement, each Seller hereby agrees that:

(i)    Three Cities Research, Inc. is hereby designated as Sellers’ Representative, and any substitute Sellers’ Representative shall be elected as set forth in Section 1.4(b);

(ii)    Sellers hereby authorize Sellers’ Representative to (A) take all action necessary against Buyer in connection with breaches of obligations by Buyer under this

Agreement, (B) give and receive all notices required to be given or received by Sellers under this Agreement and the Escrow Agreement, (C) take any and all additional action as is contemplated to be taken by or on behalf of Sellers by the terms of this Agreement or the Escrow Agreement, including but not limited to any action under Article VIII hereof and (D) amend, modify, restate and otherwise alter or reconstitute this Agreement, the Escrow Agreement or any other document or agreement to which Sellers are a party or by which they are bound;

(iii)    all decisions, instructions and actions of and by Sellers’ Representative shall be conclusive and binding upon all Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same;

(iv)    Buyer and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of Sellers’ Representative as to any other actions required or permitted to be taken by Sellers’ Representative hereunder, and no party shall have any cause of action against Buyer or the Escrow Agent to the extent Buyer or the Escrow Agent has relied upon the decisions, instructions or actions of Sellers’ Representative;

(v)    the provisions of this Section 1.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Transactions; and

(vi)    the provisions of this Section 1.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller or Sellers shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

All fees and expenses incurred by Sellers’ Representative shall be paid by Sellers in relative proportion to the purchase price paid for their respective Shares.

ARTICLE II.

THE CLOSING

Section 2.1    The Closing.    The sale and transfer of the Shares by Sellers to Buyer shall take place at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, New York 10177 at 9:00 A.M. on December 31, 2002 or such other place and time as the parties shall designate by mutual agreement; provided, however, that so long as all conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, Buyer shall have previously deposited (after satisfaction of all of the conditions set forth in Section 6.1 and Section 6.2) immediately available funds sufficient to pay the Aggregate Consideration in an account in the name of the Buyer with a banking institution located in New York, New York and provided proof thereof acceptable to the Sellers and the Company thereof, by no later than 12:00 noon, on December 27, 2002.

Section 2.2    Deliveries by Sellers and Company.    At the Closing, Sellers shall deliver to Buyer:

(a)    certificates representing all the issued and outstanding Class A Common Stock and Class B Common Stock, with each such certificate duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller whose name appears thereon and otherwise sufficient to vest in Buyer good title to such Shares (including spousal consents for any Seller who is a natural person residing in California and is married); and

(b)    all other previously undelivered documents required pursuant to this Agreement to be delivered by Sellers, the Company or its Subsidiaries to Buyer at or prior to the Closing in connection with the Transactions.

Section 2.3    Deliveries by Buyer.    At the Closing, Buyer shall:

(a)    authorize the Escrow Agent to release the Aggregate Consideration set forth in Section 1.2 to the respective accounts designated prior to the Closing by the Company, the Sellers, the Escrow Agent and the holders of the Senior Indebtedness and the Subordinated Indebtedness, by wire transfer in immediately available funds; and

(b)    deliver to Sellers such other documents as are required to be delivered by Buyer to Sellers pursuant hereto.

Section 2.4    Minimum Net Working Capital Adjustment.

(a)    Following the Closing, the Equity Consideration shall be adjusted by the amount (the “Adjustment”) by which Net Working Capital as of the Closing Date (determined in accordance with Section 2.4(b)) is less than Nineteen Million Three Hundred Ninety-One Thousand Dollars ($19,391,000) (in which case the Adjustment will reduce the Equity Consideration) or more than Twenty Million Three Hundred Ninety-One Thousand Dollars ($20,391,000) (in which case the Adjustment will increase the Equity Consideration).

(b)    As promptly as practicable, but in no event later than forty-five (45) days following the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”), which shall be certified by the Chief Financial Officer of the Company and which shall be prepared in accordance with GAAP consistent with the Company’s and its Subsidiaries’ past accounting and business practices (other than the fixed bad debt percentage which has been agreed upon by the parties and which is set forth in Exhibit D) and shall fairly represent the financial position of the Company and its Subsidiaries as of the Closing Date, and shall set forth the Net Working Capital of the Company and its Subsidiaries as of the Closing Date determined in a manner consistent with the calculations set forth in Exhibit D.

(c)    The Closing Balance Sheet shall be final and binding on the parties unless, within fifteen (15) days after delivery to Sellers’ Representative, notice is given by Sellers’ Representative to Buyer of an objection, setting forth in reasonable detail the basis for such objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after notice of objection has been given, the dispute shall be submitted to binding arbitration, which shall be held in New York, New York in accordance with the Commercial Rules of the American

Arbitration Association. The arbitrator shall be jointly selected by the Buyer and Sellers’ Representative.

(d)    In the event that the Equity Consideration is changed by the Adjustment pursuant to this Section 2.4, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, an amount equal to the Adjustment, by wire transfer in immediately available funds to an account or accounts in the United States designated by the party entitled to receive the Adjustment, within three (3) business days after the Closing Balance Sheet is agreed to by Buyer and Sellers’ Representative or any remaining disputed items have been resolved by the arbitrator. Each Individual Seller hereby severally, but not jointly, up to his or its pro rata share of the Equity Consideration, and each Three Cities Seller, jointly and severally with all other Sellers, agrees to be liable for any amounts owed to Buyer pursuant to the Adjustment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as set forth in the corresponding sections or subsections of Sellers’ Disclosure Schedules attached hereto as Exhibit B, as prepared and signed by Sellers and the Company on behalf of itself and its Subsidiaries, and delivered to Buyer simultaneously with the execution and delivery hereof (the “Sellers’ Disclosure Schedules”) or as specifically disclosed herein, or as is readily inferable from, the audited Financial Statements, Sellers and the Company hereby represent and warrant to Buyer that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), with the representations and warranties set forth in Article III being made severally by the Individual Sellers only and jointly and severally by the Three Cities Sellers and by the Company with respect to the representations and warranties set forth in Section 3.10 through and including Section 3.38, with the Company not making any of the representations and warranties set forth in Section 3.1 through and including Section 3.9.

The inclusion of any information in any Section of Sellers’ Disclosure Schedules or other document delivered by Sellers or the Company pursuant to this Agreement shall not be deemed an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1    Organization.    Each of Three Cities Fund II, L.P. and Three Cities Offshore II C.V. is a limited partnership, and each of the trusts that is a signatory to this Agreement is a trust, duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized and in good standing or to have such power, authority, and governmental approvals would not have a Company Material Adverse Effect, or materially delay or materially impair the ability of such Seller to consummate the Transactions.

Section 3.2    Authorization; Validity of Agreement.    Each Seller that is not a natural person has the full power, legal capacity and authority to execute and deliver this Agreement and the Escrow Agreement, perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions. Each Seller that is a natural person has full legal capacity to execute and deliver this Agreement and the Escrow Agreement, perform such Seller’s obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement and the Escrow Agreement by each Seller that is not a natural person and the consummation of the Transactions have been duly authorized by the governing body of each such Seller and no other action on the part of any such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Escrow Agreement or the consummation by it of the Transactions. No vote of, or consent by, the trustee(s) of or holders of any class or series of securities issued by any such Seller, as applicable, is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Escrow Agreement or the consummation by it of the Transactions.

Section 3.3    Execution; Validity of Agreement.    Each of this Agreement and the Escrow Agreement have been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, except that (a) enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.4    Consents and Approvals.

(a)    Other than the filings, permits, authorizations, consents, approvals, waivers and/or notices pursuant to or required by (i) Section 3.4(b) and (ii) federal or state securities or “blue sky” laws, and except as may result from facts or circumstances related to Buyer and its Affiliates, in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement by each Seller, there are no filings, authorizations, consents, approvals or notices required with or by any Governmental Entity, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or delay the ability of such Seller to consummate the Transactions.

(b)    Subject to compliance with the filings described in Section 3.4(a), the execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller does not, and the consummation by such Seller of the Transactions will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws or other organizational documents of such Seller (if such Seller is not a natural person) or the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, except where such breach, violation, or default would not prevent such Seller from consummating, or impair or materially affect the ability of such Seller to consummate, the Transactions.

Section 3.5    No Litigation.    There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, judgments, decrees, orders, injunctions or proceedings pending or, to the Knowledge of such Seller, threatened to which any Seller is or may become a party which (a) questions or involves the validity or enforceability of any of such Seller’s obligations under this Agreement and the Escrow Agreement or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by such Seller of the Transactions or (ii) Claims in connection with the consummation by such Seller of the Transactions.

Section 3.6    Ownership and Possession of Shares.    Sellers are the record and beneficial owners of all of the issued and outstanding Shares, with each Seller owning such number of Shares set forth opposite its name on Schedule A. The certificates representing the Shares are now and at all times during the term hereof shall be held by the respective Sellers or by nominees or custodians for the sole and exclusive benefit of the respective Sellers, free and clear of all Liens whatsoever, except for any Liens created by this Agreement and customary restrictions on the transfer of such Shares imposed by the Securities Act and any applicable state securities laws.

Section 3.7    Good Title Conveyed.    The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by Sellers to Buyer at the Closing will be valid and binding obligations of the respective Sellers, enforceable in accordance with their respective terms, and will effectively vest in Buyer good title to all the Shares, free and clear of all Liens except for customary restrictions on the transfer of such Shares imposed by the Securities Act and any applicable state securities laws.

Section 3.8    Stockholders’ Agreements.    No Seller is a party to any stockholders’ agreements, pooling agreements, pledge agreements, voting trusts, co-sale agreements or other similar agreements with respect to the ownership or voting of any of the Shares. By each Seller’s and the Company’s signature hereto, it is hereby agreed that each of the agreements set forth in Schedule 3.8 hereto is terminated as of the Closing Date.

Section 3.9    Representation by Counsel.    Each Seller represents and agrees that (a) such Seller has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) such Seller has had the full right and opportunity to consult with such Seller’s respective attorney and other advisors and has availed him/her/itself of this right and opportunity; (c) such Seller has carefully read and fully understands this Agreement and the Escrow Agreement in their entirety and has had such agreements fully explained to them by such counsel; (d) such Seller is fully aware of the contents of this Agreement and the Escrow Agreement and the meaning, intent and legal effect thereof and (e) such Seller is competent to execute this Agreement and the Escrow Agreement and has executed such agreements free from coercion, duress and undue influence.

Section 3.10    Company Action.    No vote of, or consent by, any Person is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions.

Section 3.11    Organization; Qualification of Company.    The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted in the jurisdictions set forth on Sellers’ Disclosure Schedules and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction referred to on Sellers’ Disclosure Schedules. The Company has heretofore delivered to Buyer complete and correct copies of the certificate of incorporation and bylaws of the Company as presently in effect and all registrations to do business as a foreign corporation.

Section 3.12    Authorization; Validity of Agreements.    The Company has the full power, legal capacity and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company and the consummation of the Transactions have been duly authorized by its board of directors and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by it of the Transactions.

Section 3.13    Subsidiaries and Affiliates.    Sellers’ Disclosure Schedules set forth the name, jurisdiction of incorporation, authorized capital and the holders of the outstanding capital stock of each of the Company’s Subsidiaries and the jurisdictions in which each such Subsidiary is duly qualified to do business. All outstanding capital stock of each of the Company’s Subsidiaries is owned directly or indirectly by the Company, free and clear of all Liens and all claims or charges of any kind, and is validly issued, fully paid and nonassessable, and have been issued in compliance with the Securities Act and all applicable state securities laws. Each of the Company’s Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The Company has heretofore delivered to Buyer complete and correct copies of the certificate of incorporation and bylaws of each Subsidiary as presently in effect and has also delivered copies of each Subsidiary’s registrations to do business as a foreign corporation.

Section 3.14    Capitalization.    The authorized capital stock of the Company consists of 250,000 shares of common stock, $0.01 par value per share, 125,000 shares of which are designated “Class A Common Stock,” which entitle the holder thereof to one vote per share, and 125,000 of which are designated “Class B Common Stock,” which are non-voting. As of the date hereof, (a) 38,069.65 shares of Class A Common Stock and 54,627.95 shares of Class B Common Stock are issued and outstanding, (b) as of the date hereof and as of Closing Date, no capital stock of the Company is owned, beneficially or of record, by any Person other than Sellers, and (c) 6,274 shares of Class A Common Stock and 4,761 shares of Class B Common Stock are reserved for issuance upon exercise of outstanding Options and Warrants. Sellers’ Disclosure Schedules set forth a list, as of the date hereof, of (i) each outstanding option to purchase capital stock of the Company (each, an “Option”), including the plan under which the Option was granted, the holder, the date of grant, the exercise price and the number of shares of Class A Common Stock or Class B Common Stock subject thereto and (ii) each outstanding Warrant exercisable for shares of Class A Common Stock or Class B Common Stock (each, a “Warrant”), including the holder, the date such Warrant was issued, the exercise price and the number of shares of Class A Common Stock or Class B Common Stock subject thereto. All the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with the Securities Act and all applicable state securities laws. Schedule A attached hereto contains a true and complete list of all record and beneficial holders of outstanding shares of capital stock of the Company. Except as set forth herein, as of the date hereof, (x) there are no other shares of capital stock of the Company authorized, issued or outstanding and (y) there are no other existing Options, Warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the Company or any of its Subsidiaries, including, without limitation, any claim, right or entitlement of any party hereto, including the Company, to any accrued or other dividends on the Preferred Stock, all of which, by each party’s signature hereto, are forever released and extinguished.

Section 3.15    Financial Statements.    True and complete copies of the Financial Statements are included in Sellers’ Disclosure Schedules. Each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly and accurately presents the financial position of the Company and its Subsidiaries, on a consolidated basis, as of its date and each of the statements of income, stockholder’s equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly and accurately presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries, on a consolidated basis, for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) consistently applied during the periods involved.

Section 3.16    No Undisclosed Liabilities.    Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than (i) liabilities and obligations of the Company and each of its Subsidiaries incurred in the Ordinary Course of Business since the date of the most recent Financial Statement and (ii) liabilities and obligations set forth in Sellers’ Disclosure Schedules.

Section 3.17    Indebtedness.    No Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (a) the prepayment of any amount of Indebtedness of the Company or any of its Subsidiaries (except for a breakage cost associated with the satisfaction of the Senior Indebtedness), (b) the incurrence of any amount of Indebtedness by the Company or any of its Subsidiaries or (c) the ability of the Company or any of its Subsidiaries to grant any material Lien on the properties or assets of the Company or any of its Subsidiaries. Sellers’ Disclosure Schedules set forth the amount of principal and accrued interest, fees and penalties outstanding on each instrument evidencing Indebtedness of the Company and each of its Subsidiaries, including, but not limited to, Indebtedness, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of this Agreement and the Escrow Agreement or the consummation of any of the Transactions.

Section 3.18    No Company Material Adverse Change.    Since December 31, 2001 (the “Balance Sheet Date”), there has been no Company Material Adverse Effect and no events have occurred that could reasonably be expected to result in a Company Material Adverse Effect.

Section 3.19    Absence of Certain Developments.    Except as otherwise provided in or contemplated by this Agreement, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction outside of, the Ordinary Course of Business and have not:

(a)    borrowed any amount or incurred any material obligation or liability (absolute or contingent), except current liabilities incurred, and liabilities under Contracts entered into, in the Ordinary Course of Business and consistent with past practice;

(b)    discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than current liabilities shown on the Financial Statements and current liabilities incurred since that date in the Ordinary Course of Business and consistent with past practice;

(c)    subjected to any Lien any of its assets or properties;

(d)    sold, transferred, assigned, leased or otherwise disposed of any of its material assets or properties, except for products and services sold in the Ordinary Course of Business and consistent with past practice, or acquired any assets or properties;

(e)    declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock, or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any Person any right to acquire any capital stock;

(f)    made any distribution (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest or otherwise) to any Person;

(g)    made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any Person, or purchased any material property or assets;

(h)    made or granted any wage, salary or benefit increase applicable to any group or classification of employees generally, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of any Seller, the Company or its Subsidiaries;

(i)    suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

(j)    made any change in any method of tax or financial accounting or accounting practice, or made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim, audit or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(k)    hired, committed to hire or terminated any employee other than in the Ordinary Course of Business, or made or paid any severance or termination payment to any employees or consultants;

(l)    made a material amendment to or experienced an unscheduled termination of any material Contract, agreement, lease, franchise or license;

(m)    experienced any strike, shutdown, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company or any of its Subsidiaries; or

(n)    agreed, whether in writing or otherwise, to take any action described in this Section 3.19.

Section 3.20    Litigation.    There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the Knowledge of the Responsible Executive Officers of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.21    Employee Benefits.    (a)    With respect to all employees and former employees of the Company and its Subsidiaries and all dependents and beneficiaries of such employees and former employees, (i) neither the Company nor its Subsidiaries maintains or contributes to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) neither the Company nor any of its Subsidiaries maintains or contributes to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 414(i) of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) neither the Company nor any of its Subsidiaries maintains or contributes to any qualified benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) neither the Company nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plans (as defined in Section 3(1) of ERISA) and (v) neither the Company nor any of its Subsidiaries has any obligation or liability, under any bonus or other incentive compensation, stock purchase, stock award or similar compensation, severance, educational assistance, health, life insurance, employee loan, salary continuation, section 125 cafeteria, legal assistance or similar plan, policy or arrangement.

(b)    To the Knowledge of the Responsible Executive Officers of the Company, all employee benefit plans (as defined in Section 3(3) of ERISA) which are intended to be qualified under the Code and which the Company or any of its Subsidiaries maintains or to which it contributes (collectively, the “Plans”) comply with the requirements of ERISA and the Code, except for such failures to comply which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

(c)    Buyer has received true and complete copies of (i) the plan documents, (ii) the most recent determination letter, if any, received by the Company or any of its Subsidiaries from the Internal Revenue Service regarding the Plans which the Company or any of its Subsidiaries maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements and annual report or return for the Plans and (iv) the most recently prepared actuarial valuation reports.

(d)    Neither the Company nor any of its Subsidiaries contributes (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or, to the Knowledge of the Responsible Executive Officers of the Company, potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Neither the Company nor any of its Subsidiaries has actual or, to the Knowledge of the Responsible Executive Officers of the Company, potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Sellers’

Disclosure Schedules and (ii) health care continuation benefits described in Section 4980B of the Code.

(e) To the Knowledge of the Responsible Executive Officers of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or other “fiduciaries,” as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other breach of applicable Law with respect to the Plans which would subject the Company or any of its Subsidiaries, Buyer, Buyer’s Subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable Law.

(f) To the Knowledge of the Responsible Executive Officers of the Company, the Company has not incurred any liability for any Tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Section 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

(g) The transactions contemplated by this Agreement or the Escrow Agreement shall not result in (i) any additional or increased payment under any Plan or otherwise to any current or former employee or director of the Company or any of its Subsidiaries, (ii) any additional or acceleration of vesting of rights or benefits under any Plan or otherwise or (iii) any requirement to make contributions to or otherwise fund any escrow, trust, or insurance or annuity contract other than amounts due and owing without regard to the transactions contemplated by this Agreement or the Escrow Agreement.

Section 3.22    Compliance with Laws; Permits; Company Consents and Approvals.

(a) The businesses of each of the Company and its Subsidiaries have been and are being conducted in compliance with all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (“Laws”), and all notices, reports, documents and other information required to be filed thereunder within the last five (5) years were properly filed and were in compliance with such Laws, except in any case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of Sellers or the Company to consummate the Transactions. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that would reasonably be expected to have a Company Material Adverse Effect or has not been cured as of the date hereof. The Company and its Subsidiaries each have all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company or Sellers of the Transactions will not, constitute or result in (i) a material breach or material violation of, or a default under, the acceleration of any obligations or the creation of a Lien, on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound or affected; (ii) any change in the rights or obligations of any party under any such Contracts; (iii)

the material impairment of the business of the Company or any of its Subsidiaries or (iv) any material adverse effect to any licenses or approvals necessary to enable the Company or any of its Subsidiaries to carry on their respective businesses as presently conducted.

Section 3.23    Taxes.    The Company and each of its Subsidiaries (i) have (or, in the case of Tax Returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns required by all applicable Laws to be filed by them and all such Tax Returns were true, correct and complete in all material respects, and (ii) has timely and properly paid, or will timely and properly pay, all Taxes, or established on the audited balance sheet as of December 31, 2001, or will establish on its books and records, in each case, in accordance with GAAP and consistent with past practice, reserves that are adequate for the payment of any Taxes, for all Tax periods or portions thereof ending on or prior to the Closing Date, other than those Taxes being contested in good faith for which adequate provision has been made on the balance sheet as of the Balance Sheet Date. The Tax Returns of the Company and each of its Subsidiaries have been (or, in the case of Tax Returns becoming due after the date hereof and on or before the Closing Date, will be) prepared, in all material respects, in accordance with all applicable Laws consistently applied.

(b)    All Taxes that the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable.

(c)    No Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith and listed on the Sellers’ Disclosure Schedules.

(d)    All Tax Returns have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes, and all deficiencies proposed or assessments made as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended December 31, 1997.

(e)    There is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes, and during the past five (5) years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation with respect to any Taxes.

(f)    No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to Taxation by that jurisdiction.

(g)    The Company and its Subsidiaries do not have outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax.

(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(i)    Neither the Company, any Subsidiary nor any other Person (including any of the Sellers) on behalf of the Company or a Subsidiary has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary; (B) except as provided in Section 5.8(d), agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any Subsidiary, or has any Knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries; (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any Subsidiary or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(j)    No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is subject to Section 168(g)(1)(A) of the Code or (v) is subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)    No Seller other than Three Cities Offshore II, C.V. is a foreign person within the meaning of Section 1445 of the Code, and the Company is not a “U.S. real property holding corporation” as defined in Section 897 and 1445 of the Code.

(l)    There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer or its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(m)    The net operating loss, carryover or capital loss carryover as of the Closing Date is not subject to limitation by reason of Section 382 of the Code (other than any limitation that may arise as a result of the execution of this Agreement or the consummation of any of the Transactions contemplated hereby) and as of the Closing Date, the net operating loss of the Company for federal income tax purposes, determined without regard to the Tax Accounting Change, is at least equal to the deferred income for unbilled receivables of the Company as of the Closing Date. Other than as set forth in this Section 3.23(m), Sellers make no representation with respect to the net operating loss carryforwards of the Company.

(n)    The Company has filed or submitted no elections for federal income tax purposes under Sections 108, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

Section 3.24     Labor Matters.    (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) there are no strikes, shutdowns, slowdowns or work stoppages pending or, to the Knowledge of the Responsible Executive Officers of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries; (c) there is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and (d) no charges with respect to or relating to the business of the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices.

Section 3.25    Intellectual Property.

(a)    Sellers’ Disclosure Schedules describe all (i) federally registered (i.e., bearing active registration numbers from the United States Patent and Trademark Office) trademarks, tradenames, service marks, and logos owned by the Company or any of its Subsidiaries; (ii) copyright certificates issued to the Company or any of its subsidiaries from the United States Copyright Office for original works of authorship owned by the Company or any of its Subsidiaries and (iii) unexpired and non-terminated license agreements pursuant to which the Company or any of its Subsidiaries is the licensee of any Intellectual Property owned directly or indirectly by a third party. Sellers’ Disclosure Schedules describe the nature of the Company’s and/or its Subsidiaries’ ownership or license of each of the foregoing Intellectual Property. The Company or one of its Subsidiaries owns and possesses as of the Closing Date, free and clear of all Liens, all right, title and interest or holds a valid license sufficient to conduct the business of the Company and each of its Subsidiaries as historically conducted, in and to the Intellectual Property.

(b)    The Operating Company has policies in place prohibiting the infringement, misappropriation or violation of Intellectual Property owned by third parties and, to the Knowledge of the Responsible Executive Officers of the Company, neither the Company nor any of its Subsidiaries has through the conduct of their respective businesses materially interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property of any third party (including rights to privacy or publicity) under the Laws of any jurisdiction in which the Operating Company transacts business.

(c)    To the Knowledge of the Responsible Executive Officers of the Company, no third party has materially interfered with, infringed upon, violated, misappropriated, or otherwise come into conflict with the Intellectual Property of the Company or any of its Subsidiaries or breached any license or agreement involving the Intellectual Property of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim against any Person for interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property or breach of any license or agreement involving any Intellectual Property.

(d)    To the Knowledge of the Responsible Executive Officers of the Company, neither the Company nor any of its Subsidiaries has received any notice of any infringement or misappropriation by, or conflict from, any third party with respect to any Intellectual Property, and no claim by any third party contesting the validity of any Intellectual Property listed on Sellers’ Disclosure Schedules has been made, is currently outstanding or, to the Knowledge of the Responsible Executive Officers of the Company, is threatened.

(e)    To the Knowledge of the Responsible Executive Officers of the Company, there has been no material unauthorized use or disclosure of the confidential information of the Company or any of its Subsidiaries by any employee, former employee, or consultant.

Section 3.26     Certain Environmental Matters.    The Company and its Subsidiaries have never owned any real property. Except as disclosed on Sellers’ Disclosure Schedules, or except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)    To the Knowledge of the Responsible Executive Officers of the Company, the Company and each of its Subsidiaries possess, and are in compliance with, all licenses, permits, exemptions, variances and government authorizations and have filed all notices that are required under local, state and federal Laws and regulations relating to protection of the environment, pollution control, product registration and Hazardous Substances, and the Company and each of its Subsidiaries are in compliance with all Environmental Laws.

(b)    Neither the Company nor any of its Subsidiaries has received notice of actual or threatened liability under Environmental Laws with respect to any on-site or off-site location.

(c)    Neither the Company nor any of its Subsidiaries has entered into or, agreed to or intends to enter into any consent decree or order, or is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Substances under, any applicable Environmental Laws.

(d)    Neither the Company nor any of its Subsidiaries has been subject to any administrative or judicial proceeding with respect to any applicable Environmental Laws either now or any time during the past five (5) years.

(e)    To the Knowledge of the Responsible Executive Officers of the Company, neither the Company nor any of its Subsidiaries is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, its employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or its Subsidiaries of any plant, facility, site, area or property (including, without limitation, any plant facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any Hazardous Substances were Released into the environment (the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

(f)    To the Knowledge of the Responsible Executive Officers of the Company, without having conducted any investigation, all the real property currently or formerly leased by the Company or its Subsidiaries is free of contamination caused by the Company or its Subsidiaries by or from any Hazardous Substances caused by the Company or its Subsidiaries.

Section 3.27     Title to Property.    The Company and each of its Subsidiaries has good title to all of its properties and assets as set forth on or reflected in the balance sheet as of October 31, 2002 and all properties and assets acquired after such date, free and clear of all Liens, except Liens for Taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and except for Liens which secure Indebtedness reflected in the Financial Statements. Sellers’ Disclosure Schedules set forth a true and correct list of all leases, subleases or other agreements under which the Company is lessee or lessor of any real property or has any interest in real property and there are no rights or options held by the Company, or any Contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by the Company or any of its Subsidiaries, or any Contractual obligations entered into by it, to sell, transfer, assign or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company or any of its Subsidiaries, or by any other party thereto other than a default or event default which have not had or would not be reasonably likely to have caused a Company Material Adverse Effect.

Section 3.28     Contracts.

(a)    Sellers’ Disclosure Schedules accurately list the following Contracts, leases, agreements, plans, policies, licenses and arrangements, whether written or oral, express or implied, or having any other legally binding basis to which the Company or its Subsidiaries is a party or by which it or any of their property is bound and which is currently in effect and which has not been fully discharged (each a “Company Agreement” and collectively, the “Company Agreements”):

(i)    each Contract that the Company or any of its Subsidiaries reasonably anticipates will, in accordance with their terms, involve aggregate payments by the Company or any of its Subsidiaries of more than fifty thousand dollars ($50,000) within the twelve (12) month period following the date of this Agreement that is not cancelable without liability within sixty (60) days;

(ii)    each employment agreement, severance agreement or consulting agreement with a present or former employee of the Company or its Subsidiaries;

(iii)    each Contract relating to Indebtedness for borrowed money or capitalized leases, or other Contracts in respect of which the Company or any of its Subsidiaries is obligated to provide funds in respect of, or to guarantee or assume, any debt of any Person, in each case, in excess of fifty thousand dollars ($50,000);

(iv)    each indemnity arrangement arising in connection with any sale or disposition of assets (other than sales of products and services in the Ordinary Course of Business);

(v)    each Contract that the Company or its Subsidiaries reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company or its Subsidiaries of more than fifty thousand dollars ($50,000) within the twelve (12) month period following the date of this Agreement;

(vi)    each agreement, Contract or commitment for any charitable or political contribution in excess of five thousand dollars ($5,000);

(vii)    each commitment or agreement for any capital expenditure or leasehold improvement in excess of ten thousand dollars ($10,000);

(viii)    each currently effective material agreement, Contract or commitment not made in the Ordinary Course of Business; and

(ix)    a list of any oral agreements respecting the foregoing.

(b)    True, correct and complete copies of the written Company Agreements listed on Sellers’ Disclosure Schedules have been made available to Buyer. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Responsible Executive Officers of the Company, any other party, is in material breach of or in material default under any Company Agreements, and to the Knowledge of the Responsible Executive Officers of the Company, no condition exists which with the lapse of time or notice or both, will result in any such material breach or material default. Neither the Company nor any of its Subsidiaries is party to any agreement or Contract containing any provision or covenant, limiting in any respect, that would reasonably be expected to have a Company Material Adverse Effect or to affect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

Section 3.29     Insurance Matters.    The Company has heretofore provided, or prior to Closing will provide, Buyer with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. During the past three (3) years, neither the Company nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which the Company and its Subsidiaries and their respective properties are exposed in such amounts and subject to such terms as are commercially reasonable.

Section 3.30    Affiliated Transactions.    No Affiliate of the Company (other than the Operating Company) has, or, during the past three (3) years, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or its Subsidiaries. Neither the Company nor any Affiliate of the Company owns, or, during the past three (3) years, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with the Company or its Subsidiaries other than those business dealings or transactions disclosed on Sellers’ Disclosure Schedules, each of which has been conducted in the Ordinary Course of Business with the Company or its Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in competition with the Company or any of its Subsidiaries with respect to any line of products or services of the Company or any of its Subsidiaries in any market presently served by the Company or any of its Subsidiaries.

Section 3.31    Bank Accounts, Signing Authority, Powers of Attorney.     Sellers’ Disclosure Schedules set forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company and its Subsidiaries and the Persons with signing or other authority to act with respect thereto. Except as so listed, neither the Company nor its Subsidiaries has any account or safe deposit box in any bank, and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or its Subsidiaries, to withdraw any money or other property from any bank, brokerage, or other account of the Company or its Subsidiaries, or to act under any agency or power of attorney granted by the Company or its Subsidiaries at any time for any purpose. Sellers’ Disclosure Schedules also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company and its Subsidiaries.

Section 3.32    Brokers and Finders.    Neither the Company nor any of its Subsidiaries, or any of their respective executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions.

Section 3.33     Condition of Assets.    To the Knowledge of the Responsible Executive Officers of the Company, all of the tangible assets of the Company and its Subsidiaries are in good operating condition and repair, subject to normal wear and maintenance, are usable in the Ordinary Course of Business and conform to all applicable Laws relating to their construction, maintenance, use and operation. Such tangible assets constitute all of the tangible assets necessary to operate the business of the Company and its Subsidiaries as currently conducted. No Person other than the Company and its Subsidiaries owns any equipment or other tangible assets or properties situated on the premises of the Company or its Subsidiaries or necessary to the operation of the business of the Company or its Subsidiaries, except for leased items disclosed on Sellers’ Disclosure Schedules.

Section 3.34     Personnel.    Described on Sellers’ Disclosure Schedules is a list of the names and annual rates of compensation of all executive officers of the Company and its Subsidiaries (including base salary, bonus, commissions and incentive pay other than as specifically related to the Closing of this Transaction) on a year-end basis. The Company has heretofore provided, or prior to Closing will provide, Buyer with a list of the names and annual rates of compensation of all employees of the Company and its Subsidiaries (including base salary, bonus, commissions and incentive pay) on a year-to-date basis. The Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

Section 3.35     Barter/Trade Receivables.    The Company’s financial statements do not include any barter/trade revenues or receivables. The Company estimates that it has, at any time, commitments to provide free advertising in return for services rendered that do not, in the aggregate, exceed fifty thousand dollars ($50,000).

Section 3.36     Price Lists.    The Company has delivered to Buyer a true and complete list of the current prices (the “Price Lists”) charged for advertisements by new advertisers in the directories of the Company or its Subsidiaries (the “Directories”), as well as the date and amount of the last price increase for the Directories and the date of the next scheduled price increase for the Directories. Sellers’ Disclosure Schedules set forth a summary description of its discount and marketing programs currently in effect with respect to the business of the Company and its Subsidiaries.

Section 3.37    Suppliers and Customers.    Sellers’ Disclosure Schedules set forth at least the ten (10) largest suppliers and ten (10) largest advertising customers of the Company and its Subsidiaries during calendar year 2001 (“Material Customers and Suppliers”). To the best Knowledge of the Responsible Executive Officers of the Company, (a) the relationships of the Company or its Subsidiaries with its Material Customers and Suppliers are good commercial working relations; (b) the Company or its Subsidiaries are not engaged in any material dispute with any such customer or supplier; and (c) no such material customer or supplier has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries, or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its Subsidiaries or its usages or purchase of the services or products of the Company or its Subsidiaries as a result of any act or omission of the Company or its Subsidiaries. The Responsible Executive Officers of the Company have no Knowledge that any of the Material Customers and Suppliers intend to cancel or otherwise materially modify their relationship with the Company or its Subsidiaries in a manner which would have a Company Material Adverse Effect, to materially increase the prices charged to the Company or its Subsidiaries (other than increases in the Ordinary Course of Business consistent with past practices), or to decrease materially or limit its services, supplies or materials to the Company or its Subsidiaries or its usage or purchase of the services or products of the Company or its Subsidiaries.

Section 3.38    Telephone Directory Information.    To the best of the Knowledge of the Responsible Executive Officers of the Company, Sellers’ Disclosure Schedules set forth the source of telephone number and address listing information for each of the Directories. The Responsible Executive Officers of the Company have no Knowledge that the arrangements under which information is being supplied to the Company or its Subsidiaries for listing information will be cancelled or terminated.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the Buyer’s Disclosure Schedules attached to this Agreement as Exhibit C (the “Buyer’s Disclosure Schedules”), Buyer hereby represents and warrants to the Company and to Sellers that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). The inclusion of any information in any Section of Buyer’s Disclosure Schedules or other document delivered by Buyer pursuant to this Agreement shall not be deemed an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1    Organization.    Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized and in good standing or to have such power, authority, and governmental approvals would not prevent the Buyer from consummating, or materially delay or materially impair the ability of the Buyer to consummate, the Transactions.

Section 4.2    Authorization; Validity of Agreement.     Buyer has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Escrow Agreement and the consummation of the Transactions have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the Escrow Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the Escrow Agreement or the consummation by it of the Transactions. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery hereof and thereof by Sellers, the Company, the Escrow Agent (as applicable) and the Sellers’ Representative, are valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.3    Governmental Filings; No Violations.    Other than the filings, permits, authorizations, consents, approvals, waivers and/or notices pursuant to or required by (i) Section 4.3(b) and (ii) state securities or “blue sky” laws, and except as may result from facts or circumstances related to Sellers, the Company and their respective Affiliates, in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer, there are no filings, authorizations, consents, approvals or notices required with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, prevent Buyer from consummating, or materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)    Subject to compliance with the filings described in Section 4.3(a), the execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer does not, and the consummation by Buyer of the Transactions will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer or any material Contract to which the Buyer is a party or is otherwise bound.

Section 4.4    Acquisition of Shares for Investment.    Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws.

Section 4.5    Availability of Funds.    Buyer currently has sufficient immediately available funds in cash, cash equivalents or available credit and will (assuming the Lenders’

Verification was obtained in accordance with Section 7.2), as of 12:00 noon on December 27, 2002 and as of 9:00 a.m. on the Closing Date, have sufficient immediately available funds, in cash, to pay the Aggregate Consideration and to effect the Transactions.

Section 4.6    Litigation.    There is no claim, action, suit, proceeding or, to the Knowledge of Buyer, governmental investigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to impede the ability of Buyer to complete the Transactions as contemplated by this Agreement.

Section 4.7    Investigation by Buyer; Seller’s Liability.     Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Company and its representatives and Sellers or Sellers’ representatives (except the specific representations and warranties of Sellers and the Company set forth in Article III of this Agreement). Buyer acknowledges that none of Sellers, the Company, the Company’s Subsidiaries or any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, other than the representations and warranties made by Sellers and the Company as expressly set forth in Article III hereof.

Section 4.8    Brokers and Finders.     Neither Buyer nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions.

ARTICLE V.

COVENANTS

Section 5.1    Interim Operations of the Company.    Sellers and the Company covenant and agree to operate the Company and its Subsidiaries in the Ordinary Course of Business between the date hereof and the Closing Date and to comply with the following provisions after the date hereof and prior to the Closing Date (except as otherwise expressly contemplated by this Agreement, as set forth in Sellers’ Disclosure Schedules or with the prior written consent of Buyer):

(a)    No change will be made in the certificate of incorporation or the bylaws of the Company or its Subsidiaries;

(b)    No change will be made in the authorized, issued or outstanding capital stock of the Company or its Subsidiaries, no additional shares of such capital stock will be issued and no subscriptions, Options, Warrants or other convertible securities, commitments or agreements relating to the authorized, issued or outstanding capital stock of the Company or its Subsidiaries will be issued, granted, created or entered into, excluding the cancellation or repurchase of previously-granted Options and Warrants in accordance with their terms as contemplated in this Agreement;

(c)    No dividend or other distribution or payment will be declared, set aside, paid or made in respect of shares of the capital stock or Options or Warrants of the Company or its Subsidiaries, nor will the Company or its Subsidiaries, directly or indirectly, retire, redeem or otherwise acquire capital stock, Warrants or Options of the Company or its Subsidiaries or otherwise distribute any profits of the Company or its Subsidiaries, excluding the cancellation or repurchase of previously-granted Options and Warrants in accordance with their terms as contemplated in this Agreement;

(d)    Neither the Company nor its Subsidiaries will merge, amalgamate or consolidate with any Person, or acquire all or substantially all of the business or assets of any other Person, or acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, Person or acquire control of the management or policies thereof;

(e)    Neither the Company nor any of its Subsidiaries will:

(i)    enter into, create or assume (or in the case of clause (C) permit to exist) (A) any obligation or obligations for borrowed money or the deferred purchase price of any property (including under leases required to be capitalized under GAAP); (B) any security agreement, mortgage, deed of trust, pledge, conditional sale or other title retention agreement or (C) any Lien upon any of its properties or assets whether now owned or hereafter acquired (other than, with respect to tangible property and assets, in the Ordinary Course of Business as heretofore conducted);

(ii)    assume, guarantee, endorse or otherwise become liable with respect to the obligations of any Person, except for endorsements for collection of negotiable instruments;

(iii)    make any loan or advance to, or assume, guarantee, endorse or otherwise become liable with respect to the capital stock or dividends of, any Person;

(iv)    enter into any transaction with or create or assume any obligation or liability to, any stockholder, warrantholder or optionholder of the Company or any Affiliate, agent or relative of any stockholder, warrantholder or optionholder of the Company;

(v)    effect any increase or any other change in wages, salaries, commissions, compensation, bonuses, incentives, pension or other benefits payable, or create, enter into or announce any new agreement, plan, program, policy or arrangement to pay pensions, retirement allowances or other employee benefits to any director or employee, whether past or present;

(vi)    cancel or compromise any material debt or claim, or waive any rights of substantial value;

(vii)    change any of its banking arrangements or grant any powers of attorney;

(viii)    make any Tax election or settle or compromise any Tax liability (other than the Tax Accounting Change or, at the direction of Buyer, the reversal of the California Deferred Expense Election); or

(ix)    make any capital expenditures, except those made in the Ordinary Course of Business consistent with past practice which do not exceed one hundred thousand dollars ($100,000) in the aggregate.

(f)    Other than in the Ordinary Course of Business as heretofore conducted, neither the Company nor its Subsidiaries will sell, lease, abandon, assign, transfer, license or otherwise dispose of or encumber any property, including Intellectual Property or any other intangible assets or any machinery, equipment or other operating property or tangible assets;

(g)    The Company and its Subsidiaries will use commercially reasonable efforts in a manner consistent with past practice to preserve the business organization of the Company and its Subsidiaries intact and to keep available the services of the present employees and agents of the Company and its Subsidiaries and to preserve the good will of customers, suppliers, employees, agents, and others having business relations with the Company and its Subsidiaries;

(h)    The Company and its Subsidiaries will use their best efforts to maintain all assets owned, leased or regularly used by it in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage; and

(i)    The Company and its Subsidiaries will maintain all books, accounts and records in the usual and ordinary manner, on a basis consistent with prior years.

Section 5.2    Consents.    Sellers and the Company shall use commercially reasonable efforts to obtain any consents reasonably requested by the Buyer prior to Closing, but the failure to obtain such consents shall not constitute a default or event of default hereunder.

Section 5.3    Access.    Upon reasonable notice, and except as may otherwise be required by applicable Law, Sellers shall cause the Company or its Subsidiaries and the Company shall undertake to afford to Buyer and its authorized agents and attorneys reasonable access during normal business hours to the offices, properties, contracts and financial records of the Company or its Subsidiaries, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of the Company or its Subsidiaries, and shall furnish Buyer such additional data and information as it may from time to time reasonably request; provided, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that would violate any attorney-client privilege of the Company or the Sellers, it being understood that all matters subject to such attorney-client privilege have been generally described in Sellers’ Disclosure Schedules. All requests for information made pursuant to this Section 5.3 shall be directed to such Person as may be designated by Sellers’ Representative.

Section 5.4    Publicity.    The parties covenant and agree that, except as provided for below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the Transactions, without the prior written consent of the other party (in the case of Sellers, the consent of Sellers’ Representative) as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any party is required by Law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by Law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than five (5) business days prior notice to the other parties (in the case of the Sellers, the Sellers’ Representative), and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other parties.

Section 5.5    Expenses.     All costs and expenses incurred by Buyer in connection with this Agreement, the Escrow Agreement and the consummation of the Transactions shall be paid by Buyer, and all costs and expenses incurred by Sellers or the Company and its Subsidiaries in connection with this Agreement, the Escrow Agreement and the consummation of the Transactions shall be paid by Sellers. Notwithstanding the immediately preceding sentence, if Buyer shall cause the Company to terminate the current employment agreements of John A. Bartlett and/or Stephen C. Haberstick prior to November 1, 2003 then Sellers shall, upon the termination of the employment of either of them, reimburse the Buyer, first out of available Escrow Funds, for sixty percent (60%) of the severance obligation costs that would have existed as of December 31, 2002, if the Company had terminated such employees as of such date, and which are specified in Section 7.5 of their respective employment agreements in force as of the date hereof. Upon delivery of proof of the payment of such costs reasonably satisfactory to Sellers’ Representative, and prior to termination of the Escrow Agreement, Sellers’ Representative is hereby authorized to, and shall, deliver an instruction to the Escrow Agent to direct the Escrow Agent to pay up to two hundred sixty-two thousand two hundred dollars ($262,200) from the Severance Funds (as defined in the Escrow Agreement) to the Buyer.

Section 5.6    Resignation of Directors.     At the Closing, Sellers shall cause all directors of the Company and its Subsidiaries (except as otherwise directed by Buyer in writing) to deliver their written resignations to Buyer, which resignations shall be effective immediately prior to the Closing and shall be in form and substance reasonably satisfactory to Buyer .

Section 5.7    Books and Records.    At the Closing, the Company shall deliver to Buyer the originals of all minute books and stock transfer records of the Company and its Subsidiaries in the Company’s possession.

Section 5.8    Taxes.

(a)    If the Company or any of its Subsidiaries is permitted but not required, under applicable Tax laws, to treat the Closing Date as the last day of a Tax period, the parties shall treat the Tax period as ending, as the case may be, at the close of business on the Closing Date. The Buyer shall prepare (or cause to be prepared), in a manner consistent with past practice except as otherwise provided in Section 5.8(d) and as otherwise required by applicable Law, and file or cause to be filed when due any Tax Return due to be filed after the Closing Date (taking into account extensions) by or with respect to the Company or any of its Subsidiaries relating to any Tax period ending on or including the Closing Date and will pay on a timely basis any unpaid Taxes reported on any such Tax Return, subject to the right to receive indemnification therefor to the extent provided in Section 8.2(a) hereof; provided that any payments made at the

Closing pursuant to the provisions of Section 1.3 hereof shall be deemed to occur immediately after the Closing.

(b)    The Buyer shall provide to the Sellers’ Representative not later than forty-five (45) business days before the due date for filing such Tax Return (including extensions thereof) a copy of any Tax Return referred to in Section 5.8(a), together with a statement setting forth in reasonable detail the amount of Tax attributable to any Tax periods ending on the Closing Date and the manner in which such amount was computed (a “Statement”). The Sellers’ Representative shall have the right to review and approve such Tax Return and Statement for thirty business days following receipt thereof. The failure of the Sellers’ Representative to propose any changes to any such Tax Return within such thirty-business-day period shall be deemed to be an indication of its approval thereof. The Sellers’ Representative and the Buyer shall consult and seek to resolve in good faith any disputed issue arising as a result of the Sellers’ Representative’s review of such Tax Return and Statement and the Buyer shall file (or cause to be filed) such Tax Return as promptly as possible following the parties’ resolution of such disputed issue. In the event the parties are unable to resolve any such disputed issue within ten (10) business days after the Sellers’ Representative has notified the Buyer of such disputed issue, the Sellers’ Representative and the Buyer shall jointly employ an independent accounting firm mutually acceptable to the Sellers’ Representative and the Buyer (the “Independent Accountant”) to resolve any such disputed issue as promptly as possible; provided, however, that if the Sellers’ Representative and the Buyer are unable to agree on such selection, the Sellers’ Representative and the Buyer shall each select an independent accounting firm and each of such accounting firms shall select a third accounting firm, which third firm shall serve as the Independent Accountant; and provided, further that the fees and expenses of the Independent Accountant shall be borne equally by the Buyer and the Sellers’ Representative. The Independent Accountant shall make a determination with respect to any such disputed issue, and such Tax Return shall be prepared and filed accordingly; provided, however, if the Independent Accountant is unable to make a determination with respect to any disputed issue no later than five business days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Buyer may file or cause to be filed such Tax Return on the due date (as extended) therefor without such determination having been made, without prejudice to the Sellers’ Representative’s right to dispute any such disputed issue. Notwithstanding the filing of such Tax Return, the Independent Accountant shall make a determination with respect to any disputed issue, and the amount of Taxes for which the Buyer is entitled to indemnification under Section 8.2(a) shall be as determined after taking into account the determination of the Independent Accountant.

(c)    Subsequent to the Closing, the Buyer shall not take nor permit the Company or any of its Subsidiaries to take any action that would result in any increase in any liability for Tax for which the Sellers are obligated to indemnify under the provisions of Section 8.2.

(d)    The Sellers shall cause the Company, prior to the Closing Date, to submit to the Internal Revenue Service, an application on Form 3115 (in form and substance reasonably satisfactory to the Buyer) to change the method of Tax accounting employed by the Company or the Operating Company with respect to recognition of revenue from advertising services (a “Tax Accounting Change”) effective for the taxable year ending on the Closing Date. The Company shall take, on a timely basis, such other action as may be necessary to effect a similar Tax accounting change for California income tax purposes. At the Buyer’s request, the Sellers shall also cause the Company prior to the Closing Date and effective for the year ending on the

Closing Date, to use its best efforts to reverse the election originally made by the Company in connection with its California Tax Return for calendar year 1996, to capitalize certain directory costs for California income tax purposes (such original election being referred to herein as the “California Deferred Expense Election”).

Section 5.9    Exclusivity.

(a) Prior to the Verification Date set forth in Section 7.2, Sellers and the Company agree that none of them will (i) deliver to any third party bidders or their representatives any confidential information not already provided to third party bidders or (ii) permit third party bidders or their representatives access to the Company’s facilities, records and employees (other than the Responsible Executive Officers of the Company).

(b) Commencing on the Verification Date, both Sellers and the Company shall terminate all discussions or negotiations with any third parties with respect to any Acquisition Proposal (a “Standstill”). If a Standstill shall occur, then neither Sellers nor the Company will directly, or indirectly through any officer, director, employee, representative agent or Affiliate: (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Company or its Subsidiaries, other than the Transactions contemplated hereby with Buyer (any of the foregoing inquiries or proposals being referred to as an “Acquisition Proposal”); (ii) solicit, initiate, continue or engage in any negotiations or discussion concerning, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

ARTICLE VI.

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Effect the Closing.     The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)    Regulatory Consents.    All notices, reports and other filings required to be made prior to the Closing Date by Sellers, the Company, or by Buyer, or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing Date by Sellers, the Company, or Buyer, or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement, the Escrow Agreement and the consummation of the Transactions shall have been made or obtained.

(b)    Litigation.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order; provided, that the party invoking this condition shall use its commercially reasonable efforts to have any such Order vacated.

(c)    Escrow Agreement.    The Escrow Agreement substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the Sellers, the Sellers’ Representative, the Escrow Agent and the Buyer.

Section 6.2    Conditions to Obligations of Buyer.    The obligations of Buyer to effect the Closing shall be subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties.    All of the representations and warranties of each Seller and the Company set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, as of the Closing Date, and Buyer shall have received certificates signed by Sellers and the Company to such effect.

(b)    Performance of Obligations of the Company and Sellers.     The Company and each of the Sellers shall have performed all obligations required to be performed by them, respectively, under this Agreement at or prior to the Closing Date, and Buyer shall have received certificates signed by Sellers and the Company to such effect.

(c)    Elimination of Options and Warrants.    All Options and/or Warrants shall have been cancelled or repurchased by the Company and evidence of all such cancellations or repurchases shall have been provided to Buyer in form and substance reasonably satisfactory to Buyer.

(d)    Good Standing Certificates.    Buyer shall have received a Certificate of Good Standing for the Company and its Subsidiaries from the Secretary of State of their respective States of incorporation and from any jurisdiction in which the Company or its Subsidiaries is qualified to do business, and where appropriate, from the relevant Governmental Entity responsible for administering State corporate taxation.

(e)    Seller’s Affidavit.    Each of the Sellers shall have provided Buyer with an affidavit of non-foreign status that complies with Section 1445 of the Code, except that Three Cities Offshore II, C.V. shall have provided Buyer with a statement from the Company that complies with Section 1445 and certifies that the Company is not a “U.S. real property holding corporation.”

(f)    Opinion of Counsel.    Buyer shall have received opinions from, respectively, Dorsey & Whitney LLP, counsel for Sellers, and Bryan Cave LLP, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

(g)    Resignations;    Corporate Records. Buyer shall have received the resignations contemplated by Section 5.6 hereof and the minute books and stock transfer records contemplated by Section 5.7 hereof.

(h)    Stock Certificates.    Buyer shall have received from each Seller or his or her duly appointed agent and attorney-in-fact the certificates representing all the issued and outstanding Class A Common Stock and Class B Common Stock, with each such certificate duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller whose name appears thereon and otherwise sufficient to vest in Buyer good title to such

Shares (including spousal consents for any Seller who is a natural person residing in California and is married).

(i)    Payoff Letters.    Sellers and the Company shall have obtained a signed payoff letter from (i) General Electric Capital Corporation and (ii) the Sellers or their Affiliates as holders of the Subordinated Indebtedness evidencing in each case that the Indebtedness owed to such Person as of the Closing Date has been paid in full.

(j)    Satisfaction of Certain Promissory Notes.    Those certain Promissory Notes of Stephen C. Haberstick and John A. Bartlett, each dated as of July 16, 1997 shall have been satisfied by payment to the Company of the full amount due thereunder.

(k)    Management Agreement Termination.    Sellers and the Company shall have terminated the management agreement as more fully described in Seller’s Disclosure Schedules and shall provide evidence of such termination reasonably acceptable to Buyer.

(l)     Other Agreements.    Each Seller shall have executed and delivered each agreement, instrument and document required to be executed by such party under the terms of this Agreement.

Section 6.3    Conditions to Obligations of the Company and the Sellers.    The obligation of the Company and Sellers to effect the Closing shall be subject to the satisfaction or waiver by Sellers’ Representative at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties.    All of the representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, as of the Closing Date, and the Company and Sellers shall have received a certificate signed by Buyer to such effect.

(b)    Performance of Obligations of Buyer.    Buyer shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company and Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c)    Elimination of Indebtedness.    The Senior Indebtedness, the Subordinated Indebtedness and any other Indebtedness shall have been indefeasibly paid in full, including all outstanding principal and accrued interest, fees and penalties thereon, as described in Schedule B hereto.

ARTICLE VII.

TERMINATION

Section 7.1    Method of Termination.     This Agreement may be terminated and the Transactions may be abandoned only as follows (or as provided in Section 7.2):

(a)    By the mutual written consent of Sellers’ Representative and Buyer;

(b)    By Sellers or Buyer if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement or the Escrow Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) business days following receipt by such party of written notice from the non-breaching party of such failure to comply;

(c)    By Sellers or Buyer if there has been (i) a breach by the other party of any representation or warranty that is not qualified by materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within fifteen (15) business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

(d)    By Sellers after December 31, 2002, if any of the conditions set forth in Article VI hereof, to which Sellers’ obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Sellers;

(e)    By Buyer after December 31, 2002, if any of the conditions set forth in Article VI hereof, to which Buyer’s obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Buyer; or

(f)    By Sellers or Buyer if a court or Governmental Entity of competent jurisdiction institutes an Order prohibiting the consummation of the Transactions, provided that the Order is not the result of an action or proceeding instituted by the terminating party.

Section 7.2    Buyer’s Senior Credit Facility.

(a)    Buyer represents and warrants that, as of the date hereof, (i) it is obligated pursuant to the terms of its senior credit facility to provide the lenders thereunder with projections and other financial information related to the Transactions, which information Buyer shall have delivered to such lenders by no later than 12:00 noon on December 12, 2002 and, prior to Buyer’s payment of the Aggregate Consideration, lenders holding a majority of the outstanding obligations under such credit facility must verify such projections and information (the “Lenders’ Verification”), and (ii) subject only to obtaining the Lenders’ Verification, its representations and warranties in Section 4.3(b) and Section 4.5 are and will be true, correct and complete as of the times specified therein.

(b)    Buyer, its parent and its Affiliates shall use their commercially reasonable efforts to obtain the Lenders’ Verification as soon as possible after the date hereof. Buyer shall immediately notify Sellers’ Representative when Buyer learns whether the Lenders’ Verification has been granted (such date, the “Verification Date”) or any lender has decided to withhold the Lenders’ Verification, and in any event shall notify Sellers’ Representative on or before 12:00 noon on December 23, 2002, whether or not it has obtained the Lenders’ Verification. Upon obtaining the Lenders’ Verification, Buyer shall furnish to Sellers’ Representative such evidence thereof as Sellers’ Representative may reasonably request.

(c) Provided that Buyer has complied with its obligations under this Section 7.2 and that its representations and warranties under this Section 7.2 are true, correct and complete,

Buyer may terminate this Agreement prior to the occurrence of the Closing by written notice given to Sellers’ Representative on or after 12:00 noon on December 23, 2002, if, prior to giving such notice, it has not obtained the Lenders’ Verification.

(d)    Sellers’ Representative may terminate this Agreement prior to the occurrence of the Closing by written notice given to Buyer on or after 12:00 noon on December 23, 2002, if, prior to giving such notice, it has not received from Buyer evidence reasonably satisfactory to it that the Lenders’ Verification has been obtained.

Section 7.3    Costs and Expenses.    In the event of a termination of this Agreement pursuant to Section 7.1 or Section 7.2 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION; ESCROW

Section 8.1    Survival.    The representations and warranties contained in this Agreement shall survive for eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.2, Section 3.6, Section 3.7, Section 3.12, Section 3.13. Section 3.14, Section 3.21, Section 3.23 and Section 3.26 shall survive for ninety (90) days after the applicable statute of limitations for such relevant claims. The covenants and obligations set forth herein shall survive the Closing in accordance with the terms of this Agreement.

Section 8.2    Indemnification by Sellers.

(a)    Subject to Buyer’s compliance with Section 8.2(b) hereof, each Individual Seller hereby severally, but not jointly, up to his or its pro rata share of the Equity Consideration, and each Three Cities Seller, jointly and severally with all other Sellers, agrees to indemnify Buyer and its respective successors, officers, directors, employees, agents and stockholders (collectively, the “Buyer Indemnified Parties”), and hold them harmless against any loss, liability, deficiency, damage, fine, penalty, judgment, action, claim, expense or cost (including reasonable legal fees and expenses) (collectively, “Losses”), which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any breach of any of the representations and warranties contained in Article III or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Sellers, the Company or its Subsidiaries pursuant to the terms of this Agreement or the Escrow Agreement; (ii) any breach of, or failure to perform, any agreement of Sellers contained in this Agreement or the Escrow Agreement; (iii) any breach of any covenant contained in Article V; (iv) any success fee paid to PB Capital Corporation by the Company or its Subsidiaries in connection with the Transactions or (v) except to the extent reflected in the Closing Balance Sheet, any Taxes of the Company or any of its Subsidiaries for (A) any taxable period ending on or before the Closing Date and (B) the pre-Closing portion of all taxable periods beginning before and ending after the Closing Date; provided, however, that the Taxes attributable to any partial period described in clause (B) of this Section 8.2(a) shall be determined in a manner consistent with prior practice and by means of a closing of the books and records of the Company and any of its Subsidiaries, as the case may be, as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation an amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in such period; provided, further, that any payments made prior to or at the Closing pursuant to the provisions of Section 1.3 hereof shall be deemed to occur immediately following the Closing (collectively, “Buyer Losses”). Notwithstanding any provision of this Agreement to the contrary, Sellers’ liability hereunder shall be no greater than such liability would have been (i) had the Tax Accounting Change not been made as provided in Section 5.8(d) and (ii) had the payments made pursuant to Section 1.3 been made prior to the Closing Date.

(b)    Sellers shall be liable to a Buyer Indemnified Party under Section 8.2(a) for any Buyer Losses only if a Buyer Indemnified Party delivers to Sellers’ Representative written notice, setting forth in reasonable detail the identity, nature and amount of the Buyer Losses prior to the expiration of the applicable indemnification period; provided, however, that any claim first asserted in writing by a Buyer Indemnified Party with reasonable specification prior to the expiration of the applicable indemnification period shall not thereafter be barred by the applicable indemnification period; and provided, further that with respect to any claim relating to Taxes as to which Buyer, the Company or a Subsidiary has received notice from the applicable Taxing Authority prior to the expiration of the applicable statute of limitations, the Buyer Indemnified Party shall have at least thirty (30) days after receipt of such notice to deliver written notice to the Sellers’ Representative.

(c)    Upon payment to a Buyer Indemnified Party, the Seller charged with such payment (whether out of the Escrow Funds or otherwise) shall have a right of joint and several contribution and indemnity from the remaining Sellers therefore (provided that in no event shall the liability of each Individual Seller exceed his or its pro rata share of the Equity Consideration).

Section 8.3    Indemnification by Buyer.    (a) Buyer hereby agrees to indemnify Sellers and their respective successors, officers, directors, employees, agents and stockholders (collectively, the “Sellers’ Indemnified Parties”), and hold them harmless against any Losses, which any of the Sellers Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any breach of any of the representations and warranties contained in Article IV or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms of this Agreement or the Escrow Agreement, (ii) any breach of any covenant contained in Article V or (iii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or the Escrow Agreement (collectively, “Sellers’ Losses”).

(b)    Buyer shall be liable to a Sellers Indemnified Party under Section 8.3(a) for any Sellers’ Losses only if a Sellers Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of the Sellers Losses prior to the expiration of the applicable indemnification period; provided, however, that any claim first asserted in writing by a Sellers’ Indemnified Party with reasonable specification prior to the expiration of the applicable indemnification period shall not thereafter be barred by the applicable indemnification period.

Section 8.4    Limitations on Indemnification.    Notwithstanding any provision of Section 8.2 to the contrary,

(a)    Sellers shall not be required to indemnify or hold harmless any of the Buyer Indemnified Parties on account of any Buyer Losses under Section 8.2(a)(i) related to the breach of representations or warranties (other than breaches of Sections 3.6, 3.7 and 3.23 to which this limitation shall not apply), unless the liability of Sellers in respect of such Buyer Losses exceeds Three Hundred Thousand Dollars ($300,000) (the “Threshold Amount”), in which case Sellers shall be obligated to the Buyer Indemnified Parties for the amount of such Buyer Losses in excess of the Threshold Amount; provided, that (a) the aggregate liability of Sellers for any Buyer Losses arising under this Agreement shall not exceed Eight Million Dollars ($8,000,000) (the “Liability Amount”), and (b) each such Loss shall be reduced by (i) the amount of any insurance proceeds payable to Buyer or any Buyer Indemnified Party with respect to such Loss, and (ii) any Tax Benefit to Buyer or any Buyer Indemnified Party with respect to such Loss (excluding any Loss under Section 5.5); and provided, further that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy against a party arising by reason of any claim of fraud or willful misrepresentation by such party with respect to this Agreement or any other document required to be delivered hereby. The obligations of the Sellers under this Article VIII shall not be redacted, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Sellers, not the Company, shall have the sole obligation for payment of the indemnification obligations under this Article VIII;

(b)    no Buyer Indemnified Party shall be indemnified for any Buyer Losses or Taxes under Section 8.2(a) to the extent (i) that such Buyer Indemnified Party received or is entitled to receive any insurance proceeds or other amounts from Third Parties in respect of such Buyer Losses or Taxes or (ii) of the Tax Benefits allowable with respect to such Taxes or Buyer Losses; provided, however, that in the event that a Tax Benefit will not actually be recognized with respect to all or a portion of such Buyer Losses or Taxes in or prior to the taxable year in which the indemnification payment is made, (x) Buyer will cause the Company to provide the Buyer and the Sellers’ Representative all information necessary for Buyer and Sellers’ Representative to agree on an estimate of the present value of any such Tax Benefits that would be recognized by a Buyer Indemnified Party in any such subsequent taxable year, (y) Buyer and Sellers’ Representative shall cooperate in good faith to determine the present value of such Tax Benefits that would be recognized in a subsequent taxable year based on reasonable assumptions and (z) in the event that Buyer and the Sellers’ Representative are unable to agree, such determination shall be made by the Independent Accountant (with the fees and expenses of the Independent Accountant being borne equally by the Buyer and the Sellers’ Representative, as described in Section 5.8(b) hereof);

(c)    the payment of any indemnification required to be paid under the provisions of Section 8.2(a) with respect to any Buyer Losses that a Buyer Indemnified Party will suffer, sustain or become subject to in the future (including, without limitation, Buyer Losses attributable to a reduction in a net operating loss carry forward) shall be postponed until such Buyer Indemnified Party does, in fact, suffer, sustain or become subject to such Buyer Losses; and

(d)    to avoid double-counting as to any matter, the terms “Losses” and “Buyer Losses” shall not include any Loss or Buyer Loss (i) suffered with respect to any current or fixed asset of the Company of any Subsidiary, to the extent that such Loss or Buyer Loss has been reflected in the Closing Balance Sheet (by reducing the amount of such asset or otherwise) or (ii) suffered with respect to any liability or obligation (or a reserve therefor(to the extent of such reserve)) is reflected in the Closing Balance Sheet, in each case, even if the events, facts or circumstances giving rise to such Loss or Buyer Loss would also constitute a breach of any of the Sellers’ representations or warranties hereunder.

Section 8.5    Method of Asserting Claims.

(a)    As used herein, the “Indemnifying Party” shall refer to the party hereto obligated to indemnify the Buyer Indemnified Parties or Sellers Indemnified Parties, as applicable, and the “Indemnified Party” shall refer to the party hereto being indemnified by the Indemnifying Party, be it a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

(b)    In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative (including, without limitation, any Tax audit), instituted by any third party for the liability or the costs or expenses of which are Losses, the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement for such Losses pursuant to this Article VIII unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention to so contest and defend shall be given by the Indemnifying Party to the Indemnified Party within ten (10) business days after the Indemnified Party’s notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnifying Party declines its right to assume the defense of such Claim or the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a potential or actual conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(c)    After the Closing, the rights set forth in this Article VIII shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of warranties and/or covenants contained in this Agreement.

Section 8.6    Tax Refunds.    Except to the extent reflected in the Closing Balance Sheet, to the extent that any determination of Tax liability of the Company or any of its Subsidiaries, whether as a result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any taxable period ending on or before the Closing Date and (ii) the pre-Closing portion of all taxable periods beginning before and ending after the Closing Date, any such refund shall belong to the Sellers. Buyer shall promptly cause any such refund, and the interest actually received thereon, to be paid to the Sellers’ Representative upon receipt thereof by the Company or any of its Subsidiaries. Any and all other refunds shall belong to the Buyer.

Section 8.7    Establishment of the Escrow Account.    “Escrow Funds” means, initially, Three Million Two Hundred Sixty-Two Thousand Two Hundred Dollars ($3,262,200). On the Closing Date, the Escrow Funds will be deposited in an account (the “Escrow Account”) designated by and with HSBC Bank USA (the “Escrow Agent”). The Escrow Funds will be governed by the terms set forth in the Escrow Agreement. The portion of the Escrow Funds held on behalf of each Seller shall be in proportion to the aggregate number of Shares which such Seller held immediately prior to the Closing. Notwithstanding anything to the contrary herein, Buyer’s exclusive remedy for a breach or violation of any representations or warranties contained in Article III hereof shall be first made to the Escrow Fund and only thereafter to any Seller.

ARTICLE IX.

MISCELLANEOUS AND GENERAL

Section 9.1    Modification or Amendment.    This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by Buyer and Sellers’ Representative expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 9.2    Waiver of Conditions.     The conditions to each of the parties’ obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Section 9.3    Counterparts.    This Agreement may be executed in any number of original or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Agreement.

Section 9.4    Governing Law; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

(c) EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, OR ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IF ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (iii) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN SUCH A FEDERAL OR STATE COURT SITTING IN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN.

Section 9.5    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Buyer:	Yellow Book USA, Inc.
193 EAB Plaza
Uniondale, N.Y. 11556-0193
Phone: (516) 730-1915
Fax: (516) 730-1910
Attention: Timothy F. Zalak
Senior Vice President, Mergers & Acquisitions
copy to:	Yellow Book USA, Inc.
193 EAB Plaza
Uniondale, N.Y. 11556-0193
Phone: (516) 730-1912
Fax: (516) 730-1911
Attention: William F. Kracklauer, Esq.
Vice President & General Counsel
and
Craig W. Adas, Esq.
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Phone: (650) 802-3020 Fax: (650) 802-3100

if to Sellers:	Three Cities Research, Inc., in its capacity
as Sellers’ Representative
650 Madison Avenue, 24th Floor
New York, NY 10022
Phone: (212) 838-9660
Fax: (212) 980-1142
Attention: J. William Uhrig

copy to:	Kevin T. Collins, Esq.
Dorsey & Whitney, LLP
250 Park Avenue
New York, N.Y. 10177
Phone: (212) 415-9200
Fax: (212) 953-7201

If to the Company:	NDC Holdings II, Inc.
2552 Walnut Avenue
Tustin, CA 92780
Phone: (714) 505-8500
Fax: (714) 505-8651

copy to:	Randolf W. Katz, Esq.
Bryan Cave, LLP
2020 Main Street
Suite 600
Irvine, CA 92614
Phone: (949) 223-7000
Fax: (949) 223-7100

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.6    Entire Agreement; No Other Representations.    This Agreement (including any exhibits and schedules hereto), Sellers’ Disclosure Schedules, Buyer’s Disclosure Schedules and the Escrow Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.7    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than the parties hereto.

Section 9.8     Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.9    Interpretation.    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article of, Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. All parties hereto agree that the provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement. All times set forth herein shall mean New York time.

Section 9.10    Assignment.    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may designate, by written notice to Sellers, a direct or indirect Subsidiary to be a party in lieu of Buyer, in which event all references herein to Buyer shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Buyer as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 9.11    Definitions.    Location of Certain Definitions.

Term	Section
Acquisition Proposal	5.9
Adjustment	2.4(a)
Aggregate Consideration	1.2
Agreement	Preamble
Buyer	Preamble
Buyer’s Disclosure Schedules	Article IV Preamble
Buyer Indemnified Parties	8.2(a)
Buyer Losses	8.2(a)
California Deferred Expense Election	5.8(d)
Closing Balance Sheet	2.4(b)
Code	3.21(a)
Company	Preamble
Company Agreement or Company Agreements	3.28
Directories	3.36
Equity Consideration	1.2
ERISA	3.21(a)
Escrow Account	8.7
Escrow Agent	8.7
Escrow Agreement	1.4

Term	Section
Acquisition Proposal	5.9
Escrow Funds	8.7
GAAP	3.15
Governmental Consents	6.1(a)
Indemnifying Party	8.5
Independent Accountant	5.8(b)
Laws	3.22
Lenders’ Verification	7.2
Liability Amount	8.4(a)
Losses	8.2(a)
Material Customers and Suppliers	3.37
Operating Company	Preamble
Option or Options	3.14
Order	6.1(b)
Plans	3.21(b)
Preferred Stock	3.14
Price Lists	3.36
Sellers	Preamble
Sellers’ Disclosure Schedules	Article III Preamble
Sellers’ Losses	8.3(a)
Sellers’ Representative	1.4(a)
Share or Shares	Preamble
Standstill	5.9(b)
Statement	5.8(b)
Tax Accounting Change	5.8(d)
Threshold Amount	8.4(a)
Warrant	3.14

(a)    Certain Other Definitions

“Affiliate” of a Person means a Person that directly or directly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Claim” shall be any third party action or proceeding.

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Company Material Adverse Effect” means any materially adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and its Subsidiaries taken as a whole; provided, however, that (a) the effects or changes that are generally applicable to: (i) the industries and markets in which the Company or any of its

Subsidiaries operates; (ii) the United States economy, including changes caused by acts of terrorism or war (whether or not declared), or (iii) the United States securities markets, including changes caused by acts of terrorism or war (whether or not declared) or (b) any adverse effect on the Company or any of its Subsidiaries resulting from the execution of this Agreement or the Escrow Agreement, any public announcement relating to this Agreement or the Transactions or consummation of the Transactions shall each be excluded from the determination of Company Material Adverse Effect.

“Contract” shall mean any contract, note, mortgage, indenture, arrangement or other obligation.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, Lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Entity or any other Person (including any employee or former employee of any contractor or subcontractor of the Company or its Subsidiaries) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or ground water) at, in, by, from or related to any property currently or formerly owned or leased by the Company or its Subsidiaries; (ii) the transportation, storage, treatment or disposal of Hazardous Substances in connection with any property currently or formerly owned or leased by the Company or its Subsidiaries or (iii) the violation, or alleged violation, of the Environmental Laws or environmental permits relating to environmental matters connected with any property currently or formerly owned or leased by the Company or its Subsidiaries.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any Governmental Entity or other Person.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (a) the protection, investigation or restoration of the environment, health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 USC Section 9601 et. seq.

“Financial Statements” shall mean (a) the consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, in each of the years 2000 through 2001 together with consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, all certified by Ernst & Young LLP, independent certified public accountants, whose report thereon are included therein and (b) unaudited consolidated statements of income, shareholders’ equity and cash flows for the monthly periods thereafter (i) through October 31, 2002 as of the date hereof and (ii) through November 30, 2002 as of Closing Date, if available.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Hazardous Substance” means any substance or waste that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (c) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

“Indebtedness” means, without duplication, (a) any liability of the Company or any of its Subsidiaries (i) for borrowed money or arising out of any extension of credit to or for the account of the Company or any of its Subsidiaries (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker’s acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the Ordinary Course of Business, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of an interest rate swap, cap or collar agreement or similar arrangement, (b) any material liability secured by any Lien upon any property or assets of the Company or any of its Subsidiaries (or upon any revenues, income or profits of the Company or any of its Subsidiaries therefrom), whether or not the Company or any of its Subsidiaries has assumed that liability or otherwise become liable for the payment thereof other than trade payables arising in the Ordinary Course of Business or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which the Company or any of its Subsidiaries has incurred, assumed or acquired a liability by means of a guaranty.

“Individual Seller” shall mean each of the Drew G. Davis Trust, the Loren G. Davis Trust, Stephen C. Haberstick, John A. Bartlett and Thomas Woodard.

“Intellectual Property” shall mean all rights in and to (a) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto existing as of the Closing Date, and all patents, patent applications, and patent disclosures, together with all reissues, divisions, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof in the United States and all equivalents of the foregoing in any other jurisdiction, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship, including all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith in the United States and all equivalents of the foregoing in any other jurisdiction, and all moral rights, (d) all databases, data compilations and data collections, (e) all trade secrets and confidential information (including ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals) included in the foregoing clauses (a) through (e), (f) all domain names, web addresses and websites, (g) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation) and (h) all other intellectual property and proprietary rights.

“Knowledge” means that an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual knowledge (and not implied knowledge) of such fact or other matter after reasonable inquiry of the subject matter.

“Lien” means any lien, pledge, mortgage, security interest, charge, claim, restriction, option or encumbrance of any kind or nature whatsoever.

“Net Working Capital” means current operating assets minus current operating liabilities of the Company and its Subsidiaries determined in accordance with GAAP and in a manner consistent with the past practices of the Company and its Subsidiaries. Current operating assets, as used above, shall mean the sum of accounts receivable-trade (net of allowance for doubtful accounts), unbilled receivables (net of allowance for doubtful accounts), unbilled contract costs and other current assets. Current operating liabilities, as used above, shall mean the sum of accounts payable and accrued expenses, customer deposits and other current liabilities. Exhibit D sets forth the actual calculation of Net Working Capital as of October 31, 2002 and the projected calculation of Net Working Capital as of December 31, 2002. It is understood that Net Working Capital for all purposes shall be determined in a manner consistent with the calculations set forth in Exhibit D.

“Ordinary Course of Business” means that an action taken by the Company will be deemed to have been taken in the “Ordinary Course of Business” only if such action:

(a) is consistent in nature, scope and magnitude with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company;

(b) is in material compliance with all applicable Laws;

(c) does not require authorization by the board of directors or stockholders of the Company (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(d) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

“Responsible Executive Officers of the Company” shall mean Stephen C. Haberstick and John A. Bartlett.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Indebtedness” shall mean the GE Capital Revolver and GE Capital Term Loans as described in Schedule B hereto.

“Subordinated Indebtedness” shall mean the Subordinated Notes issued to Three Cities Fund II, L.P., Three Cities Offshore II, C.V. and Kim Davis, Stephen C. Haberstick and John A. Bartlett as described in Schedule B hereto.

“Subsidiary” means, with respect to the Company or Buyer, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

“Tax Benefit” means a reduction in the amount of Taxes that would be payable, whether resulting from a deduction, reduced gain or increased loss from the disposition of an asset or otherwise.

“Tax Return(s)” mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

“Taxing Authority” shall mean any authority responsible for the imposition of any Tax.

“Three Cities Seller” shall mean each of Three Cities Fund II, L.P. and Three Cities Offshore II, C.V.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

SELLERS:
THREE CITIES OFFSHORE II, C.V.
By: Three Cities Associates N.V.,
its General Partner
By:
Name: J. William Uhrig
Title: General Partner
Address:
650 Madison Avenue, 24th Floor
New York, NY 10022
Phone: (212) 838-9660
Fax: (212) 980-1142
THREE CITIES FUND II, L.P.
By: TCR Associates, L.P.,
its General Partner
By:
Name: Thomas G. Weld
Title: General Partner
Address:
650 Madison Avenue, 24th Floor
New York, NY 10022
Phone: (212) 838-9660
Fax: (212) 980-1142
Mr. Stephen C. Haberstick Address:
31791 Paseo La Branza
San Juan Capistrano, CA 92675
Phone: 949-488-2946
Fax: 714-505-8651
Mr. John A. Bartlett Address:
26951 Highwood Circle

Laguna Hills, CA 92653
Phone: 949-448-9378
Fax: 714-505-86561
Mr. Thomas Woodard
Address:
c/o Clearview Advisors
24 Clearview Lane
New Canaan, CT 06840
Phone: 203-972-1003
Fax: 203-972-1187

DREW G. DAVIS TRUST
By:
Name: Scott P. Smith
Title:
Address:
c/o Scott P. Smith
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
Phone: (212) 841-1056
Fax: (212) 841-1010
LOREN G. DAVIS TRUST
By:
Name: Scott P. Smith
Title:
Address:
c/o Scott P. Smith
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
Phone: (212) 841-1000
Fax: (212) 841-1010
Attention: Scott P. Smith

SELLERS’ REPRESENTATIVE:
THREE CITIES RESEARCH, INC.
(solely as Sellers’ Representative)
By:
Name: J. William Uhrig
Title: Secretary
COMPANY:
NDC HOLDINGS II, INC.
By:
Name: Stephen C. Haberstick
Title: President
BUYER:
YELLOW BOOK USA, INC.
By:
Name: William F. Kracklauer
Title: Vice President and General Counsel

THE UNDERSIGNED, SPOUSE OF THE SELLER SPECIFIED BELOW, HEREBY CONSENTS TO THE SALE OF THE SHARES BY SUCH SELLER AS DESCRIBED HEREIN, EXPRESSLY APPROVES AND AGREES TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT, AND HEREBY AGREES NOT TO DEVISE OR BEQUEATH WHATEVER COMMUNITY PROPERTY INTEREST OR QUASI-COMMUNITY PROPERTY INTEREST THE UNDERSIGNED MAY HAVE IN THE SHARES IN CONTRAVENTION OF THE TERMS OF THIS AGREEMENT.

Christine M. Haberstick (spouse of Stephen C.

Haberstick)

Joyce Bartlett (spouse of John A. Bartlett)